PROSPECTUS SUPPLEMENT NO. 4                     FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 20, 2001                     REGISTRATION NO. 333-37684

                                  $200,000,000
                             PINNACLE HOLDINGS INC.
                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
             AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 29, 2001

         This prospectus supplement relates to the resale by the selling securityholders of 5.5% convertible subordinated notes due 2007 of Pinnacle Holdings Inc. and the shares of common stock, par value of $0.01 per share, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated June 20, 2001, prospectus supplement No. 1 dated July 27, 2001, prospectus supplement No. 2 dated August 3, 2001 and prospectus supplement No. 3 dated August 15, 2001, which are to be delivered with this prospectus supplement.

         The following table sets forth information concerning beneficial ownership of the notes by the selling securityholder as listed below. This table supplements the information provided in the prospectus dated June 20, 2001, prospectus supplement No. 1 dated July 27, 2001, prospectus supplement No. 2 dated August 3, 2001 and prospectus supplement No. 3 dated August 15, 2001. All information concerning beneficial ownership has been furnished by the selling securityholder on or before August 28, 2001.

                                                PRINCIPAL AMOUNT
                                                     OF NOTES                 NUMBER OF SHARES         RELATIONSHIPS
                                                BENEFICIALLY OWNED             OF COMMON STOCK             WITH
NAME                                             THAT MAY BE SOLD            THAT MAY BE SOLD(1)         PINNACLE
----                                            ------------------           -------------------       -------------
Evergreen Utility and
Telecommunications Fund                            $ 18,050,000                   230,303                    No

(1) Assumes conversion of all of the selling securityholder's notes at a conversion price of $78.375 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon conversion of the notes. Pinnacle Holdings Inc. will pay an amount in cash in lieu of fractional shares, if any.